Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
July 2, 2007	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Completes Acquisition of The Techs

FORT WAYNE, INDIANA, July 2, 2007 –Steel Dynamics, Inc. (NASDAQ-GS:STLD) today announced that it has completed the previously announced acquisition of The Techs, a Pennsylvania-based flat-rolled-steel galvanizing company. Steel Dynamics paid approximately $370 million for the company, inclusive of certain purchase price adjustments made at closing. Its operations consist of three facilities in the Pittsburgh area: GalvTech, MetalTech, and NexTech. Each plant specializes in the galvanizing of specific types of flat-rolled steels.

“The Techs is an excellent company that has achieved notable commercial success,” said Keith Busse, Chairman and CEO of Steel Dynamics. “We welcome The Techs employees to the SDI team. The employees’ esprit de corps rivals that of our own plants. The Techs is a world-class customer-oriented company and we are proud to become a part of their success.

“This acquisition is strategically important to SDI as we look to the future growth of our flat-roll business. The Techs’ highly productive and efficient galvanizing plants have a strong, established customer base in somewhat different markets from our existing business, and therefore are a natural complement to our existing galvanizing business,” Busse said.

The privately held, non-union company shipped 958,000 tons of galvanized steel in 2006 and generated revenues of $811 million. Its three facilities have a combined capacity to galvanize about one million tons of steel per year.

The plants will operate under their current management as The Techs, an independent Steel Dynamics business unit reporting to Mark Millett, SDI’s President and COO for Flat Rolled Steels and Ferrous Resources. Beginning in July, The Techs’ financial operating results will be included in SDI’s Steel Operations reporting segment.

Forward Looking Statements

This press release contains predictive statements about an acquisition of an operating business and the expected successful operation of its facilities after the investment is made. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com